Press release
UPPSALA, June 4, 2013

Statement by the Board of Directors of Isconova in relation to public offer by Novavax

The Board of Directors1 unanimously recommends holders of shares and warrants in Isconova to accept the public offer made by Novavax.

Background

This statement is made by the Board of Directors (the “Board”) of Isconova AB (publ) (“Isconova” or the “Company”) pursuant to section II.19 of the Rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms adopted by NASDAQ OMX First North Premier (the “Takeover Rules”).

Novavax, Inc. (Nasdaq: NVAX) has today announced a public tender offer (the “Offer”) to acquire all outstanding shares and warrants in Isconova. Under the terms of the Offer, Novavax is offering 1.2388 shares of its common stock for each share in Isconova. Novavax is also offering SEK 0.74 for each 2005-I warrant and SEK 3.78 for each 2005-II warrant in Isconova.

The Offer does not include stock options2 granted by Isconova to its employees and board members. Novavax intends to procure fair treatment in the transaction for the holders of stock options and to make a private offer, whereby holders of vested and unvested stock options who agree to waive their rights under the stock options will receive 0.6232 shares of Novavax common stock for each stock option in Isconova.3

According to the Offer announcement, shareholders, representing 6,902,912 Isconova shares corresponding to approximately 55.3% of the share capital and votes of Isconova before dilution have entered into irrevocable undertakings with Novavax to accept the Offer and tender all of their shares. For further details on the irrevocable undertakings please refer to the Offer announcement made by Novavax.

The Board has, upon request by Novavax, allowed Novavax to conduct a limited due diligence before announcement of the Offer. As part of this due diligence, Novavax has received certain limited information regarding management’s budget expectations for 2013. Isconova hence is obliged to disclose the following budget expectations for the year 2013:

1 Since Board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorp Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the Board’s handling of or resolutions regarding the Offer.

2 Employee and board member stock options 2012/2016.

3 The consideration offered for the stock options represents the difference between the offer price for each Isconova share using the exchange ratio of 1.2388 multiplied by Novavax’s volume-weighted average share price (“VWAP”) during the last 15 trading days up to and including 3 June 2013 and based on an an SEK/USD exchange rate of 6.6023, and the SEK 8.20 strike price of the stock options.

Isconova’s 2013 budget expectations show revenues and R&D expenditure on comparable level to 2012. Marketing & Sales and General & Administrative expenses are expected to be lower than in 2012, partly offset by higher Cost of Goods Sold, resulting in an expected operating loss slightly lower than in 2012.

Novavax has not received any non-public price-sensitive information in connection with the due diligence investigation in addition to the above.

For further information about the Offer, reference is made to Novavax’s Offer announcement which was made public earlier today.

Handelsbanken Capital Markets is financial advisor to Isconova in connection with the Offer and Advokatfirman Lindahl KB is legal advisor.

The Board’s recommendation

The Board’s statement is based on an assessment of a number of factors that the Board has considered relevant to the evaluation of the Offer, including, but not limited to, the Company’s present position, the expected future development of the Company, the future financing requirements for maintaining the Company’s activities, and possibilities and risks in relation thereto.

The Board sees a strong strategic rationale for the combination of Isconova and Novavax. The transaction brings together Isconova’s strong platform of commercially validated vaccine adjuvants with Novavax’s proven vaccine technology and candidate portfolio, including several vaccines in human clinical trials. The companies also have highly complementary expertise in all aspects of vaccine discovery, development and manufacturing and will benefit from a presence in both human and animal health segments. The Board believes that the transaction represents a logical step in Isconova’s stated strategy to seek to maximise the value of its vaccine adjuvant Matrix platform in high value human indications.

The combined company is expected to have a strong financial position to support the future development of its project portfolio. Furthermore, the Board notes the higher trading liquidity of the Novavax share compared to the Isconova share, which the Board believes will benefit Isconova sharesholders who will receive Novavax stock.

The Board notes that in each case based on the closing price of Novavax shares on 3 June 20134, the Offer represents

•	a premium of 26.7 percent (or 35.2 percent based on the 15-trading day volume-weighted average share price (“VWAP”) of Novavax up to and including 3 June 2013) compared to Isconova’s closing price on 3 June 2013, the last trading day prior to the announcement of the Offer;
•	a premium of 27.3 percent (or 35.9 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to the
15-trading day VWAP of Isconova up to and including 3 June 2013; and
•	a premium of 49.0 percent (or 59.0 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to Isconova’s VWAP during the last three calendar months up to and including 3 June 2013.

4 Offer value and Offer premium calculations are based on an SEK/USD exchange rate of 6.6023.

Assuming that all holders of shares and warrants tender such instruments in the Offer and that all holders of stock options accept the private offer to waive their rights under the stock options, Novavax will issue 15,672,591 shares for the Isconova shares and stock options and pay SEK 140,277 for the Isconova warrants.5 Based on the closing price for Novavax’s share on 3 June 2013, the total offer value amounts to approximately USD 29.6 million (corresponding to approximately SEK 195.7 million ).

The Board further notes that Novavax has undertaken to provide holders of shares and stock options the possibility to, under certain circumstances, elect that the Novavax shares received as consideration shall be sold commission free by a financial institution on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the holders. For further details reference is made to Novavax’s Offer announcement issued earlier today and the offer document that will be made available.

Under the Takeover Rules, the Board must also set out its views on the impact that completion of the Offer may have on Isconova, especially employment, and its views on Novavax’s strategic plans for Isconova and the impact these could be expected to have on employment and Isconova’s business locations. The Board notes that Novavax has stated that the board of Novavax believes that the prospects for employees of Isconova will generally be enhanced through the strengthened market position and growth prospects of the combined company. Further, Novavax has stated that they currently have no intention to make any significant changes regarding Isconova’s employees, their terms of employment or the location where the Company conducts business. The Board assumes that the statements in the Offer announcement are correct and has in relevant respects no reason to have a different view.

On the basis of this, the Board of Isconova unanimously recommends holders of shares and warrants in Isconova to accept the Offer.6

Uppsala 4 June, 2013

Isconova AB (publ)

The Board of Directors

5 The consideration offered for the warrants is based on a Black-Scholes valuation that assumes a current spot price derived using the exchange ratio of 1.2388 multiplied by the 15-trading day VWAP of Novavax up to and including 3 June 2013 and based on an SEK/USD exchange rate of 6.6023. There are in total 11,122 outstanding 2005-I warrants and 34,935 outstanding 2005-II warrants.

6 Since Board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorps Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the Board’s handling of or resolutions regarding the Offer.

For further information, please contact:

Sven Andréasson, CEO Isconova

Tel: +46-701-60 60 60

E-mail: sven.andreasson@isconova.com

About Isconova

Isconova AB is a leading international vaccine adjuvant company. Isconova has deep knowledge of vaccine systems, and the company develops vaccines together with partners in the human and veterinary markets. The first vaccine using Isconova’s nano-particle Matrix technology, Equilis®Prequenza, was launched on the veterinary market in 2006. In the human market a number of vaccines are under development with Isconova’s third generation nano-particle, Matrix-M™. Isconova’s partners include Crucell/J&J, Pfizer, Merck & Co., The Jenner Institute, Virbac and Genocea. The Company is headquartered in Uppsala, Sweden. Isconova AB is listed on NASDAQ OMX First North Premier (ticker: ISCO). Pareto Öhman AB is the Company’s Certified Adviser. Additional information about Isconova is available on the company’s website, www.isconova.com.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed combination of Novavax and Isconova, Novavax intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a preliminary prospectus of Novavax. These materials will not be final and may be amended. Novavax urges investors to read the S-4 prospectus and the Swedish offer document regarding the proposed combination when they become available, as well as other documents filed with the SEC and with the Swedish Financial Supervisory Authority, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain the documents filed with the SEC, free of charge, from Novavax’s website (www.novavax.com) under the tab “Investor Info” and then under the heading “SEC Filings.”